Dear Shareholder:	August 12, 2010

As we draft this letter, President Obama is about to sign the Wall Street Reform and Consumer Protection Act recently passed by Congress. This act, over 2,000 pages, will affect all areas of the financial industry and is now in the hands of the regulatory bodies to craft the estimated 200-300 new regulations our industry needs to comply with. Clearly there will be changes; however community banks faired better than the large financial conglomerates. It is premature to comment how the new regulations will impact us, but you can bet our compliance staff will be quite busy for a long time to come.

We are pleased with the second quarter results as income improved 23% over the same period last year. Interest rates have remained low and this has resulted in the continued refinancing of residential mortgage loans. During the quarter we sold $15.6 million in residential mortgages to FHLMC for a gain of $324,000 vs. $187,000 second quarter 2009. In the current interest rate environment, holding in portfolio secondary market qualified 15-30 year fixed rate loans represents significant interest rate risk which we have elected not to take.

Net interest income also showed improvement as interest rates on deposits have continued to decline as time deposits renew at lower rates and depositors “invest short” in anticipation of rising interest rates. The net interest margin improved for 2010 to 4.65%from 4.58% for 2009.

You will notice total assets experienced only slight growth which is mainly due to the sale of residential mortgage loans and the repayment of an $8 million dollar municipal bond anticipation loan. Loan demand has actually remained quite strong and we anticipate this trend to continue for the balance of the year.

Although it is still early in the summer season, it appears we are off to a relatively good start. The weather has been conducive to outdoor activities and tourists are taking advantage of this. The local economy does appear to be improving, however not at the pace we all would like to see.

For the third year in a row, US Banker magazine’s June issue identified Union Bankshares, Inc. in the top 200 community banks or thrifts in the U.S. (with less than $2 billion in assets) based on their three year average return on equity. Our 13.07% ROE was 41st nationwide and third in New England.

Enclosed is your dividend check or advice of deposit, representing a dividend of $0.25 per share to shareholders of record July 31, 2010, and payable August 12, 2010.

Sincerely,

Richard C. Sargent Chairman	Kenneth D. Gibbons President & CEO

2nd Quarter Report - June 30, 2010
Consolidated Balance Sheets (unaudited)	Consolidated Statements of Income (unaudited)

ASSETS	June 30, 2010	June 30, 2009		6/30/2010	6/30/2009	6/30/2010	6/30/2009
Cash and Due from Banks	$ 5,106,574	$ 5,447,573		(3 months ended)		(6 months ended)
Federal Funds Sold & Overnight Deposits	10,873,210	5,462,030	Interest Income	$5,721,264	$5,813,681	$11,364,717	$11,663,340
Interest Bearing Deposits in Banks	16,958,814	9,778,545	Interest Expense	1,035,746	1,357,999	2,091,310	2,846,257
Investment Securities	25,629,185	22,810,186	Net Interest Income	4,685,518	4,455,682	9,273,407	8,817,083
Loans Held for Sale	2,551,251	16,722,388	Provision for Loan Losses	90,000	75,000	180,000	170,000
Loans, net	348,550,428	346,738,464	Net Interest Income after
Allowance for Loan Losses	(3,510,802)	(3,565,449)	Provision for Loan Losses	4,595,518	4,380,682	9,093,407	8,647,083
Premises and Equipment, net	7,959,516	7,602,158
Other Real Estate Owned, net	825,779	622,131	Trust Income	108,066	91,130	216,818	181,709
Accrued Interest & Other Assets	12,911,758	13,261,317	Noninterest Income	1,471,665	1,181,437	2,582,191	2,441,754
Total Assets	$427,855,713	$424,879,343
			Noninterest Expenses:
LIABILITIES AND SHAREHOLDERS’ EQUITY			Salaries & Wages	1,592,263	1,482,604	3,157,347	3,131,350
Noninterest Bearing Deposits	$ 53,007,051	$ 54,019,105	Pension & Employee Benefits	674,296	715,144	1,434,422	1,263,415
Interest Bearing Deposits	301,325,615	293,868,561	Occupancy Expense, net	221,869	224,665	476,387	517,472
Borrowed Funds	25,553,751	26,163,795	Equipment Expense	248,366	281,797	491,611	580,267
Accrued Interest & Other Liabilities	6,045,464	11,292,043	Other Expenses	1,443,578	1,453,759	2,753,168	2,654,523
Common Stock	9,843,572	9,843,572	Total	4,180,372	4,157,969	8,312,935	8,147,027
Paid-in Capital	231,847	213,507
Retained Earnings	37,008,702	36,001,088	Income before Taxes	1,994,877	1,495,280	3,579,481	3,123,519
Accumulated Other Comprehensive Loss	(1,382,276)	(2,914,729)	Income Tax Expense	468,908	260,992	834,535	621,631
Treasury Stock at Cost	(3,778,013)	(3,607,599)	Net Income	$1,525,969	$1,234,288	$2,744,946	$2,501,888
Total Liabilities and Shareholders’ Equity	$427,855,713	$424,879,343
			Earnings per Share	$0.34	$0.28	$0.62	$0.56
			Book Value per Share			$9.40	$8.85

Standby letters of credit were $1,622,000 and $2,014,000 at June 30, 2010 and 2009, respectively.

Directors - UNION BANKSHARES, INC & UNION BANK		Officers UNION BANK			Officers UNION BANK (continued)
Richard C. Sargent, Chairman	Robert P. Rollins	Rhonda L. Bennett	Vice President	Morrisville	Christine S. Latulip	Vice President	Littleton
Cynthia D. Borck	John H. Steel	Therese H. Butler	Assistant Treasurer	Morrisville	Carrie R. Locklin	Assistant Treasurer	Morrisville
Steven J. Bourgeois	Schuyler W. Sweet	Stacey L.B. Chase	Assistant Treasurer	Morrisville	Robyn A. Masi	Vice President	Stowe
Kenneth D. Gibbons	Neil J. Van Dyke	Jeffrey G. Coslett	Senior Vice President	Morrisville	Thomas J. Meshako	Senior Vice President	Morrisville
Franklin G. Hovey II		Michael C. Curtis	Vice President	St. Albans	Marsha A. Mongeon	Senior Vice President & CFO	Morrisville
		Peter J. Eley	SVP, Managing Trust Officer	Morrisville	Mildred R. Nelson	Vice President	Littleton
Officers - UNION BANKSHARES, INC.		Kenneth D. Gibbons	President & CEO	Morrisville	Karen Carlson Noyes	Vice President	Morrisville
Richard C. Sargent	Chairman	Don D. Goodhue	Vice President	Morrisville	Barbara A. Olden	Vice President	Lyndonville
Kenneth D. Gibbons	President & CEO	Melissa A. Greene	Assistant Vice President	Hardwick	Deborah J. Partlow	Asst. V.P., Senior Trust Officer	Morrisville
Franklin G. Hovey II	Secretary	Karyn J. Hale	Vice President	Morrisville	Bradley S. Prior	Assistant Treasurer	Morrisville
Marsha A. Mongeon	Vice President/Treasurer	Claire A. Hindes	Assistant Vice President	Morrisville	Craig S. Provost	Vice President	Stowe
David S. Silverman	Vice President	Patricia N. Hogan	Vice President	Morrisville	Colleen D. Putvain	Assistant Treasurer	Morrisville
JoAnn A. Tallman	Assistant Secretary	Tracey D. Holbrook	Regional Vice President	St. Johnsbury	Robert J. Richardson	Vice President	Morrisville
		Franklin G. Hovey II	Secretary	St. Johnsbury	Suzanne L. Roberts	Vice President	St. Johnsbury
Regional Advisory Board Members		Lura L. Jacques	Asst. V.P., Trust Officer	St. Albans	David S. Silverman	Senior Vice President	Morrisville
Judy F. Aydelott-Littleton	Kenneth D. Gibbons-All	Lynne P. Jewett	Assistant Vice President	Morrisville	Judy R. Smith	Assistant Vice President	St. Albans
Steven J. Bourgeois-St. Albans	Franklin G. Hovey II-St. Johnsbury	Stephen H. Kendall	Vice President	Morrisville	Curtis C. Swan	Assistant Vice President	Fairfax
J. R. Alexis Clouatre-St. Johnsbury	Daniel J. Luneau-St. Albans	Susan O. Laferriere	Vice President	St. Johnsbury	JoAnn A. Tallman	Assistant Secretary	Morrisville
Coleen K. Condon-St. Albans	Samuel H. Ruggiano-St. Albans	Dennis J. Lamothe	Vice President	St. Johnsbury	Francis E. Welch	Assistant Vice President	Morrisville
Dwight A. Davis-St. Johnsbury	Schuyler W. Sweet-Littleton	Susan F. Lassiter	Vice President	Jeffersonville	Lorraine G. Willett	Assistant Vice President	Morrisville
Kirk Dwyer-St. Johnsbury	Norrine A. Williams-Littleton
Stanley T. Fillion-Littleton					cover photo: June foliage along the Lamoille River, Fairfax, Vermont